Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940


10f-3 TRANSACTIONS FOR THE PERIOD NOVEMBER 1, 1996 THROUGH JANUARY 31, 1997


NEW EUROPE                                                           Shares
		       Date        Shares     % of Fund   Price per Purchased
Security              Purchased   Purchased  Assets (1)   Share     Fund Group
Deutsche Telecom AG    11/18/96   25,700      0.36%       18.978    1,132,190


Total
Shares     % of Issue                                Shares
Issued     Purchased                                  Held
(000)      By Group (2)       Broker(s)              01/31/97
500,000      0.23%         Deutsche Morgan Grenfell   35,700

1. Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.